As filed with the Securities and Exchange Commission on September 22, 2004.
Registration No. 333-115328

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PeopleSupport, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	95-4695021
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(IRS Employer Identification Number)

1100 Glendon Ave., Suite 1250

Los Angeles, California 90024
(310) 824-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lance Rosenzweig

Chairman of the Board and Chief Executive Officer
PeopleSupport, Inc.
1100 Glendon Ave., Suite 1250
Los Angeles, California 90024
(310) 824-6200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq. Ethan D. Feffer, Esq. Albert P. Asatoorian, Esq. Pillsbury Winthrop LLP 10250 Constellation Blvd., 21st Floor Los Angeles, California 90067-6221 (310) 203-1100	Mark A. Stegemoeller, Esq. Edward Sonnenschein, Jr., Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The purpose of this Amendment No. 5 is to amend Exhibit 10.7 to the Registration Statement, as set forth in Item 16(a) of Part II.

PART II

Information Not Required in Prospectus

Item 13.     Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$10,927.88
National Association of Securities Dealers, Inc. filing fee	9,909.00
Nasdaq National Market listing fee	100,000.00
Blue Sky fees and expenses	10,000.00
Accounting fees and expenses	824,000.00
Legal fees and expenses	950,000.00
Transfer agent and registrar fees	4,200.00
Printing and engraving expenses	515,000.00
Travel	75,000.00
Miscellaneous expenses	963.12

Total	$2,500,000.00

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article VIII. of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) and Article 5 of the Registrant’s Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Upon the completion of this offering, the Registrant plans to enter into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of the Registrant, its directors and officers, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15.     Recent Sales of Unregistered Securities

      1.     From January 25, 2001 through December 18, 2002, the Registrant granted options to purchase an aggregate of 1,361,821 shares of common stock at exercise prices ranging from $0.41 to $5.15 per share to employees, consultants and non-employee directors.

      2.     From January 29, 2003 through April 28, 2004, the Registrant granted options to purchase an aggregate of 639,493 shares of common stock at exercise prices ranging from $0.41 to $6.85 per share to employees, consultants and non-employee directors.

      3.     From January 2001 through May 14, 2004, the Registrant issued 204,664 shares of common stock upon exercise of options described above in paragraph 1 and payment of the exercise prices per share ranging from $0.41 to $5.15 per share.

      4.     On June 5, 2001, the Registrant granted warrants to purchase an aggregate of 3,835 shares of preferred stock at an exercise price of $15.65 per share to Imperial Bank.

      The options described in paragraphs 1 and 2 above were granted under the Registrant’s 1998 Incentive Stock Plan. At the time these options described in paragraph 1 were granted under the 1998 Incentive Stock Plan, the Registrant believed that each of the grants was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the exemption available under Rule 701 of the Securities Act of 1933 for securities offered under compensatory plans.

      At the time the options described in paragraph 2 were granted under the 1998 Incentive Stock Plan, the Registrant believed that each of the grants was exempt from the registration requirements of the Securities Act of 1933 by virtue of a “no-sale” theory under Section 5 of the Securities Act of 1933, since none of the option recipients provided any consideration for the grants (the sale of the underlying option shares will occur only when the option is exercised and the purchase price is paid to the Registrant). In addition, for option grants described in paragraph 2 that covered 160,478 shares, which were granted to individuals residing and located in the Philippines, the Registrant believed that each of these grants was exempt under Regulation S under the Securities Act for sale of securities to non-U.S. persons in offshore transactions. Each of the option recipients was a non-U.S. person at the time the options were granted. In addition, the Registrant has obtained appropriate representations and covenants to ensure compliance with the requirements of Regulation S.

      The shares described in paragraph 3 were issued upon exercise of certain options described in paragraph 1. The Registrant believes that at the time of the transaction, the transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions by an issuer not involving any public offering. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments, as applicable, issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

      The Registrant believes that the issuance of the warrants described in paragraph 4 was exempt from the registration requirements by virtue of Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipient of securities in such transaction represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sale of these securities were made without general solicitation or advertising. The recipient had adequate access, through its relationship with the Registrant, to information about the Registrant.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Index

Number		Description	Page

1.1**		Form of Underwriting Agreement
3.1**		Amended and Restated Certificate of Incorporation of the Registrant
3.1.1*	*	Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.1.2*	*	Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.1.3*	*	Certificate of Correction of Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.2**		Form of Amended and Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates

Number		Description	Page

3.3**		Amended and Restated Bylaws
3.4**		Form of Amended and Restated Bylaws of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates
4.1**		Specimen Common Stock Certificate
4.2**		Amended and Restated Investor Rights Agreement
5.1**		Opinion of Pillsbury Winthrop LLP
10.1**		PeopleSupport, Inc. 1998 Stock Incentive Plan
10.2.1*	*	Form of PeopleSupport, Inc. Stock Option Agreement (no acceleration or change of control)
10.2.2*	*	Form of PeopleSupport, Inc. 1998 Stock Option Agreement (includes acceleration on change of control)
10.3**		PeopleSupport, Inc. 2002 Management Incentive Plan
10.3.1*	*	Amendment to PeopleSupport, Inc. 2002 Management Incentive Plan
10.4†**		Amended and Restated Customer Support Services Agreement dated July 1, 2004 between PeopleSupport, Inc. and Expedia, Inc.
10.5**		Memorandum of Agreement dated December 15, 2003 between PeopleSupport, Inc. and Ayala Land, Inc.
10.6**		Letter Agreement dated May 20, 2002 between PeopleSupport, Inc. and Caroline Rook
10.7†		Master Services Agreement dated January 2, 2003 between PeopleSupport, Inc. and Earthlink, Inc.
10.8†**		Professional Services Contract dated December 4, 2000 between PeopleSupport, Inc. and Network Solutions, Inc.
10.9**		Form of 2004 Stock Incentive Plan
10.10**		Form of 2004 Employee Stock Purchase Plan
10.11**		Form of Indemnification Agreement between the Registrant and its officers and directors
10.12**		Form of PeopleSupport, Inc. 2004 Stock Incentive Plan Stock Option Agreement
16.1**		Letter of PricewaterhouseCoopers LLP
21.1**		List of Subsidiaries
23.1**		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
23.2**		Consent of BDO Seidman, LLP
23.3**		Consent of PricewaterhouseCoopers, LLP
23.4**		Consent of Gartner, Inc.
23.5**		Consent of International Data Corporation
24.1**		Power of Attorney (included in signature page)

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

      (b) Financial Statement Schedules

      The following financial statement schedule is a part of this registration statement and should be read in conjunction with our consolidated financial statements:

Independent Registered Public Accounting Firm Report on Schedule II

To Board of Directors

PeopleSupport, Inc.

      The audits referred to in our report to PeopleSupport, Inc. dated May 3, 2004, except for Note 13, as to which the date is August 5, 2004, which is contained in the prospectus constituting part of this registration statement, included the related financial statement schedule shown below as of December 31, 2002 and 2003, and for the years then ended. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

      In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth herein.

BDO SEIDMAN, LLP

Los Angeles, California

May 3, 2004, except for Note 13, as to which the date is August 5, 2004

Schedule II — Valuation and Qualifying Accounts (in thousands)

	Years Ended December 31, 2001, 2002 and 2003

	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
Description	of Year	Expenses	Deduction	Year

2001:
Valuation allowance for accounts receivable	$997	$(147)	$(664)	$186
2002:
Valuation allowance for accounts receivable	186	351	(300)	237
2003:
Valuation allowance for accounts receivable	237	293	23	553

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on September 22, 2004.

PEOPLESUPPORT, INC.

By:	/s/ LANCE ROSENZWEIG

Lance Rosenzweig
Chief Executive Officer, and
Chairman of the Board of Directors

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 22, 2004:

Name	Title

/s/ LANCE ROSENZWEIG Lance Rosenzweig	President, Chief Executive Officer (Principal Executive Officer), Secretary and Chairman of the Board of Directors

/s/ CAROLINE ROOK Caroline Rook	Chief Financial Officer (Principal Financial and Accounting Officer)

* Adam Berger	Director

* C. Larry Bradford	Director

* Michael Edell	Director

* William Quigley	Director

* Michael Song	Director

*By:	/s/ LANCE ROSENZWEIG Lance Rosenzweig Attorney-In-Fact

EXHIBIT INDEX

Number		Description	Page

1.1**		Form of Underwriting Agreement
3.1**		Amended and Restated Certificate of Incorporation of the Registrant
3.1.1*	*	Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.1.2*	*	Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.1.3*	*	Certificate of Correction of Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.2**		Form of Amended and Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates
3.3**		Amended and Restated Bylaws
3.4**		Form of Amended and Restated Bylaws of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates
4.1**		Specimen Common Stock Certificate
4.2**		Amended and Restated Investor Rights Agreement
5.1**		Opinion of Pillsbury Winthrop LLP
10.1**		PeopleSupport, Inc. 1998 Stock Incentive Plan
10.2.1*	*	Form of PeopleSupport, Inc. Stock Option Agreement (no acceleration on change of control)
10.2.2*	*	Form of PeopleSupport, Inc. 1998 Stock Option Agreement (includes acceleration on change of control)
10.3**		PeopleSupport, Inc. 2002 Management Incentive Plan
10.3.1*	*	Amendment to PeopleSupport, Inc. 2002 Management Incentive Plan
10.4†**		Amended and Restated Customer Support Services Agreement dated July 1, 2004 between PeopleSupport, Inc. and Expedia, Inc.
10.5**		Memorandum of Agreement dated December 15, 2003 between PeopleSupport, Inc. and Ayala Land, Inc.
10.6**		Letter Agreement dated May 20, 2002 between PeopleSupport, Inc. and Caroline Rook
10.7†		Master Services Agreement dated January 2, 2003 between PeopleSupport, Inc. and Earthlink, Inc.
10.8†**		Professional Services Contract dated December 4, 2000 between PeopleSupport, Inc. and Network Solutions, Inc.
10.9**		Form of 2004 Stock Incentive Plan
10.10**		Form of 2004 Employee Stock Purchase Plan
10.11**		Form of Indemnification Agreement between the Registrant and its officers and directors
10.12**		Form of PeopleSupport, Inc. 2004 Stock Incentive Plan Stock Option Agreement
16.1**		Letter of PricewaterhouseCoopers LLP
21.1**		List of Subsidiaries
23.1**		Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
23.2**		Consent of BDO Seidman, LLP
23.3**		Consent of PricewaterhouseCoopers, LLP
23.4**		Consent of Gartner, Inc.
23.5**		Consent of International Data Corporation
24.1**		Power of Attorney (included in signature page)

*	To be filed by amendment

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.